EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CV Therapeutics, Inc. 2000 Equity Incentive Plan, CV Therapeutics, Inc. Employee Stock Purchase Plan, and the CV Therapeutics, Inc. 2004 Employee Commencement Incentive Plan of our reports dated March 8, 2005, with respect to the consolidated financial statements of CV Therapeutics, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2004, CV Therapeutics, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of CV Therapeutics, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
September 6, 2005